Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Services” and “Financial Statements” as the independent registered public accounting firm in the Statement of Additional Information, dated July 24, 2025, and included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6, File No. 333-286257) of JOHN HANCOCK LIFE INSURANCE CO (USA) SEPARATE ACCOUNT A (the “Registration Statement”).

We also consent to the use of our reports (1) dated April 10, 2025, with respect to the statutory- basis financial statements of John Hancock Life Insurance Company (U.S.A.) and (2) dated April 2, 2025, with respect to the financial statements of each of the subaccounts within JOHN HANCOCK LIFE INSURANCE CO (USA) SEPARATE ACCOUNT A for the year ended December 31, 2024, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 21, 2025